Registration No. 333-147665

Registration No. 333-151856

Registration No. 333-167944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-147665

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-151856

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167944

UNDER

THE SECURITIES ACT OF 1933

ARENA RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	73-1596109
(State of incorporation)	(I.R.S. Employer Identification No.)

6555 S. Lewis Avenue, Tulsa, Oklahoma 74136

(Address of Principal Executive Offices) (Zip Code)

Arena Resources, Inc. Stock Option Plan

Arena Resources, Inc. Restricted Stock Award Plan

(Full title of the plan)

Tom L. Ward

Chairman, Chief Executive Officer and President

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(Name and address of agent for service)

(405) 429-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-147665), filed by Arena Resources, Inc., a Nevada corporation (the “Company”), on November 28, 2007 (the “2007 Registration Statement”), with the Securities and Exchange Commission, registering 280,000 shares of common stock, par value $0.001 per share (“Common Stock”), relating to the Company’s Stock Option Plan, to the Registration Statement on Form S-8 (File No. 333-151856), filed by the Company on June 23, 2008 (the “2008 Registration Statement”) with the Securities and Exchange Commission, registering 1,430,000 shares of Common Stock relating to the Company’s Stock Option Plan and to the Registration Statement on Form S-8 (File No. 333-167944), filed by the Company on July 1, 2010 (the “2010 Registration Statement” and, together with the 2007 Registration Statement and the 2008 Registration Statement, the “Registration Statements”) with the Securities and Exchange Commission, registering 429,749 shares of Common Stock relating to the Company’s Stock Option Plan and the Company’s Restricted Stock Award Plan.

On July 16, 2010, the Company, SandRidge Energy, Inc., a Delaware corporation, and Steel Subsidiary Corporation, a Nevada corporation, completed the merger (the “Merger”) of Steel Subsidiary Corporation into the Company, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 3, 2010, as amended, among such parties (the “Merger Agreement”). As a result of the Merger, the Company is the surviving company, the successor by merger to Steel Subsidiary Corporation, and a direct wholly-owned subsidiary of SandRidge Energy, Inc.

At the Effective Time, as defined in the Merger Agreement, each outstanding share of the Company’s Common Stock, other than shares owned by SandRidge Energy, Inc., Steel Subsidiary Corporation or the Company, was cancelled and converted into the right to receive a combination of (i) 4.7771 shares of common stock of SandRidge Energy, Inc. and (ii) $4.50 in cash.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 16th day of July, 2010.

ARENA RESOURCES, INC.

By:	/S/ TOM L. WARD
Tom L. Ward
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date included.

Signature	Title	Date

/S/ TOM L. WARD Tom L. Ward	President, Chief Executive Officer and Sole Director (Principal Executive Officer)	July 16, 2010

/s/ Dirk M. Van Doren Dirk M. Van Doren	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	July 16, 2010

/s/ Randall D. Cooley	Senior Vice President of Accounting (Principal Accounting Officer)	July 16, 2010
Randall D. Cooley